Exhibit 19.1

Li-Cycle Holdings Corp.

INSIDER TRADING POLICY
As a public company, Li-Cycle Holdings Corp. (the “Company”) is subject to various laws and regulations with respect to trading in the Company securities. The purpose of this Insider Trading Policy (the “Policy”) is to set forth the Company’s requirements with respect to such transactions and the standard of conduct expected of the directors, officers and employees of the Company and its subsidiaries with respect to such matters. While all Company personnel are required to comply with applicable law and the Company’s Code of Business Conduct and Ethics (the “Code”), this Policy is broader than mere compliance with applicable securities laws and the Code and may prohibit conduct that is permitted by applicable law. Any violation of this Policy may result in Company-imposed sanctions, up to and including removal or dismissal for cause.
1.Persons Subject to the Policy
Compliance with this Policy is required of all “Applicable Persons” of the Company. As used herein, the term “Applicable Persons” means:
A.all directors and executive officers of the Company;
B.all Company employees, including temporary workers, and consultants; and
C.all employees, including temporary workers, and consultants of the Company’s subsidiaries.
As an Applicable Person, you are responsible for the transactions of family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”) and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
This Policy should not be interpreted to modify any agreements the Company and the Applicable Persons may have entered into regarding the disclosure of confidential information.

This Policy continues to apply to your transactions in Company securities even after your employment or provision of other services to the Company or any of its subsidiaries is terminated so long as you continue to possess material non-public information. Accordingly, if you are aware of material, non-public information when your employment or service relationship terminates, you may not trade in Company securities until that information becomes public or is no longer material.
If you are subject to a blackout period (as described further below in Section 3(A)) under this Policy at the time you leave the Company, you must follow the applicable trading restrictions until at least the end of the relevant blackout period following your departure or the information otherwise becomes public or is no longer material.
2.Prohibition Against Trading and Tipping While Aware of Material, Non-Public Information.
Insider trading occurs when any person purchases or sells a security while in possession of material non-public information relating to the security. It is a violation of this Policy for any Applicable Person to buy or sell securities of the Company if he or she is aware of material, non-public information concerning the Company.
For the purpose of this Policy, securities of the Company include shares, debt securities, convertible securities, stock options, other equity-based compensation awards, and puts, calls, options or other rights or obligations to purchase or sell securities of the Company. Securities covered by this Policy also include securities held in joint accounts, accounts controlled directly or indirectly by Family Members, securities for which a Family Member acts as a trustee, executor, or custodian, and any other securities over which a Family Member exercises direct or indirect control.
See Sections A and B below for a discussion of where information may be material and non-public. It also violates this Policy for any Applicable Person in possession of material, non-public information to recommend that another person buy, sell or otherwise “tip” the Company’s securities. (See Section C for additional information regarding “tipping”).
3.A.    Material Information
Information is material if it could reasonably affect a reasonable person’s investment decision as to whether to buy, sell or hold the Company’s securities or if it would reasonably be expected to result in a significant change in the market price or value of the Company’s securities. Although it is not possible to list all types of information that might be deemed material under particular circumstances, information concerning the following subjects is often found to be material:
•earnings information and quarterly results;
•projections of future earnings and losses;

•guidance/statements on earnings estimates;
•pending or proposed mergers, acquisitions, proxy fights, tender offers, joint ventures, or changes in assets;
•significant business developments;
•major labour disputes or significant disputes with the Company’s customers or suppliers;
•significant new contracts, products, patents, or services or significant losses of contracts or business;
•significant new technological advances;
•significant changes in business strategy or growth plans;
•new investments or financings or developments regarding investments or financings or indebtedness;
•changes in control or management;
•changes to the board of directors;
•changes in compensation policy;
•changes in auditors or auditor notification that the issuer may no longer rely on an audit report;
•any material change in the Company’s accounting policy;
•significant data breaches or other cybersecurity risks and incidents, including vulnerabilities and breaches;
•significant litigation or product liability claims or related developments;
•events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding);
•bankruptcies or receiverships;
•regulatory approvals or changes in regulations and any analysis of how they affect the Company; and
•the existence of an event-specific blackout period.
Information about a company is generally not material if its public dissemination would not have any impact on the price of the Company’s publicly traded securities. It should be noted that either positive or adverse information may be material. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the Company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

It should also be noted that materiality may depend on the type of securities involved in the analysis. Materiality can frequently be uncertain and, since your actions will be judged with hindsight, caution should be exercised.
Applicable Persons are cautioned against independently making decisions regarding materiality, including with respect to potential or future events. Such decisions and considerations should be discussed with the Company’s general counsel (the “General Counsel”) or their designee, along with any questions in this area.
4.B.     Non-Public Information
Information is non-public if it has not been disclosed to the public and, even after disclosure has been made, until investors have been given a reasonable amount of time to analyze the information. We consider information about the Company to be public generally at least one full trading day after it has been disclosed by a news release distributed through a widely-circulated news or wire service or publicly-accessible conference calls announced by such a news release. It also violates this Policy for any Applicable Persons to use any non-public information about the Company for personal benefit. These prohibitions against trading while in possession of material, non-public information (or “tipping” (as described further below) or using such information for personal benefit) also apply to material, non-public information about any other company that has been obtained in the course of an Applicable Person’s work for the Company.
5.C.     Tipping
No Applicable Person shall directly or indirectly communicate (or “tip”) material, non-public information, including recommending the purchase or sale of a security while in possession of material non-public information, to anyone outside the Company (except in certain limited circumstances in the “necessary course of business” as set out in the Company’s Disclosure Policy) or to anyone within the Company, other than on a need-to-know basis and in accordance with the Company’s Disclosure Policy. When in doubt, all persons to whom this Policy applies must consult with the General Counsel to determine whether disclosure of material, non-public information is permitted.
Applicable Persons may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them, as well as individuals who trade on material, non-public information that has been misappropriated. Tipping is a violation of the law, even if the person disclosing the information does not personally make a trade or benefit from disclosing the information.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
6.D.     Exceptions
7.The prohibitions discussed in Section 2 of this Policy do not apply to:
•Options: Exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company securities. (Note that the “cashless exercise” of a Company stock option through Shareworks by Morgan Stanley does involve a market sale of Company securities, and therefore would not qualify under this exception, and any subsequent sale of Company securities received on the exercise of Company stock options would also be subject to this Policy).
8.Restricted Stock Units: The vesting of restricted stock units, or the surrender of restricted stock units to the Company in satisfaction of any tax withholding obligations. However, any market sale of restricted stock units or common stock underlying any restricted stock units is subject to trading restrictions under this Policy.
9.Repurchases: Sales of the Company securities to the Company.
•Blind Trust Transactions and Mutual Funds: Purchase or sale of securities in a “blind” trust where an Applicable Person has no control over the securities held in such a trust or mutual fund, provided that there are no discussions with the trustee, money manager or other investment advisor who has discretion over the funds. Applicable Persons should consider asking their advisors to refrain from trading in Company securities to prevent any future misunderstanding or embarrassment.
•Certain prearranged trading plans: Trades under certain prearranged trading plans, to the extent an Applicable Person is permitted to enter into such a plan under this Policy, pre-cleared by the General Counsel and subject to certain other conditions described Section C – Prearranged Trading Plans below.
•Bona fide gifts: This Policy does not restrict you or your Family Member’s ability to make a bona fide gift in an open window if you are not otherwise in possession of material non-public information. You may not make bona fide gifts during blackout periods.
•Transfers between accounts of the same owner: This Policy does not apply to transactions that involve merely a change in the form in which you or your family members own securities (e.g., the transfer of shares to an inter vivos trust of which you are the sole beneficiary during your lifetime).
•Changes due to stock splits or dividends: This Policy does not apply to changes in the number of Company securities you or your Family Members hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
10.Procedures Preventing Insider Trading
A.    Open Window Periods and Blackout Periods
Applicable Persons shall comply with the limitations on purchases or sales of any security of the Company during any of the following blackout periods, as applicable to some or all Applicable Persons:
Quarterly Permitted Period and Blackout Period: The most common form of “Window Period” shall mean the period (A) beginning one full trading day following the release of the Company’s quarterly or annual financial results for the immediately preceding fiscal quarter or year and (B) ending immediately preceding the 7th calendar day before the end of the next fiscal quarter. (For example, for the fiscal quarter ended June 30, 2025, the quarterly blackout would begin on June 23, 2025 (being the 7th calendar day before the end of a fiscal quarter) and end at the end of the first trading day following release of the financial results.) The release of quarterly or annual financial results invariably has the potential to have a material effect on the market for Company securities. As such, a quarterly blackout period (e.g., any time the quarterly open window period is not in effect) is imposed on all Applicable Persons to avoid even the appearance of insider trading.
Event-specific Blackout Period: From time to time, the Company, through the General Counsel, may recommend that officers, directors, and any identified key employees (which list may include all Applicable Persons) suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All those notified that they are subject to such suspension must not trade in our securities while the suspension is in effect and must not disclose to others that trading has been suspended because the existence of a blackout period may itself be material non-public information. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information. A person in possession of material, non-public information about the Company may not engage in any transaction involving the Company securities either outside or inside the Window Period.
Employee Benefit Plan Blackout Periods: Section 306 of the Sarbanes-Oxley Act of 2002 prohibit executive officers and directors of a public company from directly or indirectly acquiring or disposing of any equity securities of a public company received in connection with such person’s service or employment as a director or executive officer during an individual account plan “blackout period.” “Individual account plans” include profit sharing plans, stock bonus plans and money purchase pension plans. An individual account plan “blackout period” exists whenever the Company or any plan fiduciary temporarily suspends for more than three consecutive business days the ability of 50% or more of the plan participants or beneficiaries under all individual account plans maintained by the Company to acquire or dispose of any of the Company’s equity securities held in the plans. This Policy extends this prohibition to all Applicable Persons.
Notwithstanding the above, blackout periods do not prohibit trading in Company securities pursuant to a pre-arranged trading plan pursuant to Rule 10b5-1 (as defined in Section 3C below).
11.B.    Pre-Clearance Procedures
Notwithstanding the procedures described in Section 3A, it is not permissible for any officers, directors and certain key employees listed on Schedule I (as amended from time to time) (a “Pre-Clearance Person”) to engage in any transaction in the Company securities without first obtaining pre-clearance of the transaction from the General Counsel, regardless of whether there is an open “window period”. Pre-clearance does not relieve anyone of such individuals’ obligation to not to trade while aware of material non-public information. Pre-Clearance Persons should expect that permission will not be granted during a quarterly blackout period.
A request for pre-clearance must be in writing (including by e-mail) to the General Counsel at least one day before the proposed transaction using the form approved by the General Counsel attached as Attachment A. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within 24 hours of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the 24 hours period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a quarterly or event-specific black-out period before the transaction is effected, the transaction may not be completed.
If the transaction involves the General Counsel, pre-clearance must be obtained from the Chief Financial Officer.
The General Counsel may designate the Chief Financial Officer and Senior Legal Counsel as an alternate or back-up approver of pre-clearance requests.
12.C.    Pre-arranged Trading Plans
Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense to a claim of insider trading by providing that a person will not be viewed as having traded on the basis of material non-public information if that person can demonstrate that the transaction was effected pursuant to a written plan (or contract or instruction) that was established before the person became aware of that information. Canadian securities laws provide for similar defenses or exemptions. Pre-arranged trading plans meeting prescribed requirements permit an insider to trade during Company blackout periods or at a time when the insider is otherwise in possession of material non-public information.
Under this Policy, only Pre-Clearance Persons may implement a trading plan. Before entering into a trading plan, such persons must contact the General Counsel to seek approval of the contemplated plan from the Board of Directors, including in respect of its proposed trading parameters. Pre-Clearance Persons may only enter into a trading plan when they are not in possession of material, non-public information. In addition, Pre-Clearance Persons may only enter into a trading plan during a Window Period and may not enter into such a plan during a blackout period. Pre-Clearance Persons may not adopt more than one trading plan in effect at any one time. Once a trading plan is approved by the Board of Directors, transactions made pursuant to the plan will not require additional pre-clearance, as long as the plan specifies the dates, prices and amounts of the contemplated transactions, establishes a formula for determining dates, prices and amounts, or delegates discretion as to those matters to an independent third party. The Company will generally disclose the establishment of a pre-arranged trading plan, the parties to it and its principal terms and conditions by way of news release.
Participation in the trading plan will be limited to one broker unless otherwise approved in advance by the General Counsel. The broker cannot consult with the plan participant regarding sales under the plan and the plan participant cannot disclose to the broker any information concerning the Company that might influence the execution of the plan. Any authorized trading plan must remain in place for not less than 12 months from the effective date of the trading plan. In limited cases, Pre-Clearance Persons may request to enter a plan for a shorter duration and the Board of Directors will consider such requests on a case-by-case basis. Trading plans designed to effect an open-market purchase or sale of the total amount of securities as a single transaction are permitted. However, only one such single-trade trading plan can be adopted over the course of a 12-month period.
Trades under a trading plan are subject to a cooling-off period as follows: the first trade under the trading plan may not occur until after the later of (a) 90 days after the adoption, or modification, of the trading plan, or (b) two business days following disclosure in Form 10-K or 10-Q of the Company’s financial results for the fiscal quarter in which the trading plan was adopted or modified (but not to exceed 120 days after adoption or modification of the trading plan).
Under no circumstances are “opposite way” transactions outside of a trading plan in effect permitted (e.g., buy while a trading plan for selling is in effect) or hedging transactions under the trading plan. Any trading outside a trading plan should be conducted with great caution.
As a general rule, no modification to or termination of any trading plan will be authorized once the trading plan has been adopted. Proposals for modifications to, or termination of, any trading plan must be sent to the General Counsel for consideration by the Board of Directors and will only be issued in very special and exceptional circumstances and not during any blackout period. The Company will generally require that any such modification or termination be disclosed by way of news release. Notwithstanding the above, plans may provide for pre-established automatic suspension or termination events (such as the death of the plan participant, the bankruptcy of the Company, or the Company’s entering into of takeover bids, arrangements, mergers, acquisitions or other transactions affecting the securities of the Company).
A trading plan must include a representation certifying that at the time of adoption or modification, the individual (i) is not aware of material, non-public information about the Company or its securities and (ii) the individual is adopting the contract, instruction or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Additionally, Reporting Insiders (as defined in Section 6 below) must report on their Forms 4 or 5, as applicable, that their trading plan was adopted to satisfy Rule 10b5-1(c).
13.Additional Prohibited Transactions
Applicable Persons should not directly or indirectly participate in transactions involving trading activities which, by their aggressive or speculative nature, may give rise to an appearance of impropriety. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Applicable Persons engage in certain types of transactions. Therefore, under this Policy, Applicable Persons may not engage in any of the prohibited transactions described below, except where such transaction has been proposed by a Pre-Clearance Person, reviewed and recommended by the Nominating & Governance Committee and approved by the Board in the circumstances noted below.
Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited by this Policy.
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Applicable Person is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit Applicable Persons to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, Applicable Persons may no longer have the same objectives as the Company’s other shareholders. Therefore, Applicable Persons are prohibited by this Policy from engaging in any such transactions, except where such transaction has been proposed by a Pre-Clearance Person, reviewed and recommended by the Nominating & Governance Committee and approved by the Board.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Applicable Persons are prohibited by this Policy from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, except where such transaction has been proposed by a Pre-Clearance Person, reviewed and recommended by the Nominating & Governance Committee and approved by the Board.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction where an Applicable Person is in possession of material nonpublic information. The Company therefore discourages Applicable Persons from placing standing or limit orders on Company securities. If an Applicable Person determines that they must use a standing order or limit order, the order should be limited to a short duration and must be cancelled immediately upon such Applicable Person becoming aware of any material nonpublic information about the Company or its securities.
14.Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. In recent years, the SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the governments or private plaintiffs under the U.S. federal securities laws or Canadian securities laws include:
•administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;

•significant civil fines for the violator (which may be a multiple of the amount of profit gained or loss avoided);
•significant civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) (which may be a multiple of the amount of profit gained or loss avoided);
•significant criminal fines for individual and entity violators; and
•jail sentences.
In addition, insider trading could result in serious discipline by the Company, up to and including dismissal. Insider trading violations are not limited to violations of securities laws. In the United States, other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated in connection with insider trading. In Canada, there may also be penalties under the Criminal Code and applicable corporate statutes for persons found guilty of insider trading and tipping.
15.Filing Insider Reports
In addition to the obligations described above, certain insiders who meet the definition of “reporting insiders” under Canadian securities laws and “Section 16 Reporting Persons” of the Exchange Act (collectively, the “Reporting Insiders”) are subject to additional reporting obligations. The General Counsel is available to assist Reporting Insiders in completing and filing the required insider reports through the System for Electronic Disclosure by Insiders (SEDI) website and with the U.S. Securities and Exchange Commission through the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) website. Any Reporting Insiders who file their own reports are asked to promptly provide a copy of those reports to the General Counsel so that the Company’s records may be updated. Reporting Insiders are reminded that they remain personally responsible for ensuring that their insider reports are completed and filed in accordance with the requirements of applicable securities laws.
16.Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws and stock exchange rules when engaging in transactions in Company securities.
Approved by the Board of Directors, effective August 10, 2021, and amended/restated effective August 11, 2022, January 1, 2024, May 8, 2024 and December 6, 2024.

SCHEDULE I

INDIVIDUALS SUBJECT TO PRE-CLEARANCE REQUIREMENT
(“PRE-CLEARANCE PERSONS”)

Pre-Clearance Persons shall consist of (i) Section 16 Reporting Persons under the Exchange Act, and (ii) all “reporting insiders” of the Company under applicable Canadian securities laws, respectively, as determined by the Company from time to time, and such other individuals who may be designated as Pre-Clearance Persons by the General Counsel from time-to-time.

Section 16 Reporting Persons are defined as (1) any members of the Company's board of directors and (2) any of the Company's officers who are subject to the reporting requirements of Section 16 of the Exchange Act.

ATTACHMENT A

PRE-CLEARANCE APPROVAL FOR TRADING IN LI-CYCLE SECURITIES
TO:         General Counsel & Corporate Secretary
FROM:        _______________________________
RE:        Application for Pre-Clearance Approval for trading in securities of Li-Cycle Holdings Corp. (the “Company”)
Pursuant to the Company’s Insider Trading Policy, I hereby seek pre-clearance approval for a transaction involving securities of the Company, as described below:

Nature of proposed transaction (e.g., option exercise, purchase or sale of common shares, gift, etc.)	Number of options, common shares, or other securities involved	Proposed price	Proposed date

☐     In case I get access to or receive Material Non-Public Information after the signing of this certification but before the execution of this transaction, I shall inform the General Counsel of the change in my position and I shall completely refrain from trading in the Company’s securities until the time such Material Non-Public Information becomes public.
☐     I am not aware of any Material Non-Public Information about the Company at the time of signing this certification.
☐     I have not contravened the Insider Trading Policy.
☐    I have made full and true disclosure in this certification.
☐    If I am a director of the Company or Section 16 officer, I will notify the General Counsel once the transaction is completed to ensure timely filing of all Section 16 forms.

___________________________    _____________________________
SIGNATURE    DATE
___________________________
NAME AND TITLE